Exhibit 99.01

Contact: Cathy Rebuffoni 952-591-3335 crebuffoni@moneygram.com	Contact: Peter Mansfield 510-463-3028 pmansfield@propertybridge.com

MoneyGram Will Expand Range of Payment Services
With Acquisition of PropertyBridge

Minneapolis, Minn., Sept. 12, 2007 — MoneyGram International, Inc. today announced it has reached an agreement to acquire PropertyBridge, Inc., a leading provider of electronic payment processing services for the real estate management industry. MoneyGram expects to complete the acquisition by the end of the year.

“PropertyBridge provides best-in-class rental payment solutions to some of the largest property management companies in the U.S.,” said Phil Milne, president and chief executive officer of MoneyGram. “It has developed a great system and a wonderful team to provide high value-added payment services to the multi-family housing industry. PropertyBridge is also a terrific strategic fit for us as we continue to build out and grow our bill payment business. We are very pleased that the management team and employees of PropertyBridge will remain with the company.”

PropertyBridge, which started in 2003 in Oakland, Calif., offers a complete solution to the resident payment cycle, including the ability to electronically accept deposits and rent payments, plus collect outstanding debt. Residents can pay rent online, by phone or in person and set up recurring payments.

“We are very excited to become a part of MoneyGram,” said Ryan Gilbert, chief executive officer of PropertyBridge. “Working together, we will further expand the PropertyBridge Payments Platform™ to deliver leading solutions to the property management industry, including acceptance of cash payments at all U.S. MoneyGram locations. MoneyGram’s strong and trusted consumer brand as well as its financial, network and operational support will help us accelerate the growth of the company.”

MoneyGram intends to keep the current PropertyBridge founding management team and structure in place after the acquisition. Gilbert and President Jason Gardner will continue at the helm, the PropertyBridge name will be retained, and the 25-person company will remain headquartered in California. PropertyBridge will operate as part of MoneyGram’s Global Payment Services group.

Financial terms of the acquisition were not disclosed.

MoneyGram International, Inc., a leading global payment services company and S&P MidCap 400 company, is based in Minneapolis. The company’s major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company, with $1.2 billion in revenue in 2006 and approximately 125,000 global money transfer agent locations in 170 countries and territories. For more information, visit the company’s website at www.moneygram.com.

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